As filed with the Securities and Exchange Commission August 10, 2012

Registration No.: 333-181719

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

AMENDMENT NUMBER 2

TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Koffee Korner Inc.

Delaware	5810	45-4484428
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification Number.)

6560 Fannin Street – Suite 245 Houston, Texas 77030 713-795-0011
(Address, including zip code, and telephone number, including Area code, of registrant’s principal executive offices)
Ms. Nazneen D’Silva, President 6560 Fannin Street – Suite 245 Houston, Texas 77030 713-795-0011
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)
Copies of all communication to: Frank J. Hariton, Esq. 1065 Dobbs Ferry Road White Plains, New York 10607 Telephone (914) 674-4373 Fax (914) 693-2963

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this prospectus

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

Indicate by check mark whether the registrant is a large accelerated filer, a non accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer”, a “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [   ]                                 Accelerated Filer   [   ]

Non-accelerated Filer [   ]                     Smaller Reporting Company  [X]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $.0001 per share (1)	1,380,000	$0.11	$151,800	$17.39*

* Previously paid as to $15.81

(1) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum whit an allowance for the liquidity of being public of 10% or $.11 per share. The selling shareholders may sell shares of our common stock at a fixed price of $0.11 per share until our common stock is quoted on the Over the Counter Bulletin Board (OTCBB) and thereafter at prevailing market prices or privately negotiated prices, with the exception of our sole officer and a promoter, who are deemed to be underwriters and must offer their shares at a fixed price of $0.10 per share even if our shares are quoted on the OTCBB.  The fixed price of $0.11 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.10 with an allowance for a reasonable profit for these persons.  There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION,

DATED August 10, 2012

KOFFEE KORNER INC.

6560 Fannin St. #245

Houston, TX 77030

Up to 1,380,000 Shares of Common Stock

Offering Price: $.11 per share

As of August 10 , 2012, we had 10,530,000 shares of our common shares outstanding.

This is a resale prospectus for the resale of up to 1,380,000 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any public market and, although we have contacted  a broker-dealer to apply to have our common stock quoted on the Over the Counter Bulletin Board maintained by the Financial Regulatory Authority (“FINRA”) ("OTCBB") upon the effectiveness of the registration statement of which this prospectus is a part, they may not be successful in such efforts, and our common stock may never trade in any market.  We do not have a written agreement with that broker-dealer regarding an application to FINRA.

Non-affiliate selling stockholders of 330,000 shares will sell at a fixed price of $0.11 per share until our common shares are quoted on the OTCBB and thereafter at prevailing market prices, or privately negotiated prices, with the exception of our sole officer and a promoter, who are deemed to be underwriters and must offer their 1,050, 000 shares at a fixed price of $.10 per share even if our shares are quoted on the OTCBB.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR COMMON STOCK INVOLVES VERY HIGH RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

The date of this prospectus is August 10, 2012.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

SUMMARY OF OUR OFFERING

The following summary information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in the Prospectus.

OUR BUSINESS

KOFFEE KORNER INC. (“Koffee Korner”, “we”, “us” or the “Company”) was initially formed as a Texas Corporation in July 2003 and became a Delaware corporation in February 2012.

Koffee Korner is a single location retailer of specialty coffee located on the 2nd floor mezzanine level of a high rise building in Houston, Texas. Koffee Korner purchases its coffee, food and tea from its principle supplier SYSCO and sells rich-brewed coffees, Italian-style espresso beverages, cold blended beverages, and complementary food items which include bakery items, sandwiches, fruit and yogurt, a selection of teas, and beverage-related accessories and equipment, all prepared by our staff and sold  through our retail location. 85% of our sales are coffee sales (which include brewed coffees, Italian-style espresso beverages and cold blended beverages), 10% of our sales are food items (which include bakery items, sandwiches and fruit and yogurt), and 5% are teas and beverage-related accessories and equipment. The majority of our customers come from the tenants in our building. We do get some foot traffic as we are in downtown Houston. We estimate that 90% of our business is generated by the tenants of our building and 10% of our business is generated by foot traffic. We estimate 85% of our customers consume our products via takeaway and 15% of our customers consume our products on our premises.  We had revenues of $72,692 and a loss of $(9,735) during our fiscal year ended March 31, 2012.  We had revenues of $16,917 and a loss of $(1,820) during the quarter ended June 30, 2012.

Given our recent rate of negative cash flow in our operations, which is approximately $600 per month, as well as the likelihood that our cash burn rate will increase once we become a reporting company due to increased accounting, audit, attorney, and EDGAR professional fees of approximately $5,000 per quarter , we believe that unless gross profits increase we do not have sufficient capital to carry on operations past June of 2013, but we plan to raise additional capital in a Regulation D Rule 505 exemption private placement equity offering six months after the effective date of this prospectus, or if current proposed regulations are adopted, three months from the date of this prospectus, to secure the funds needed to finance our plan of operation for fiscal year 2013 and overcome the uncertainty of our ability to continue as a going concern. This $50,000 raise would allow us to continue for approximately 24 months past June 2013 at the current burn rate.   However, this is a forward-looking statement, and there may be changes that could consume available resources before such time.   Our contingency plan if the funds cannot be raised is to; 1) have the company seek a bank credit line; 2) receive loans from our officers; 3) private equity investments or debt financing from individuals or entities.   Our long term capital requirements and the adequacy of our available funds will depend on many factors, including the eventual reporting company costs and public relations fees, among others.  If we are unable to raise additional capital or generate sufficient revenue we will have to curtail or cease our operations

The Company’s objective is to obtain the resources to open an additional three new locations in the Houston, Texas metropolitan area during the next two to three years. However, there can be no assurance that we will ever open any additional locations. Management estimates that the cost of establishing additional retail locations will be approximately $250,000 per location. Management hopes to be in a position to open additional locations in the next 24 to 36 months. In order to be able to obtain the resources to open additional locations, management will need to raise money, find suitable locations and suitable personnel to run the new locations. We have had early stage discussions with investors about potential investment in our firm at a future date. No assurance can be made that such financing would be available, and if available it may take either the form of debt or equity. In either case, the financing could have a negative impact on our financial condition and our shareholders.  We have no commitments for any financing and cannot assure you that we will realize this goal.

The Offering

Securities being offered:	Up to 1,380,000 shares of common stock, par value $0.0001 by selling stockholders.
Offering price per share:	$0.11.
Offering period:	The shares will be offered on a time to time basis by the selling stockholders.
Net proceeds:	We will not receive any proceeds from the sale of the shares.
Use of proceeds:	We will not receive any proceeds from the sale of the shares.
Number of Shares of Common Stock Authorized and Outstanding:	10,530,000 shares of common stock issued and outstanding, 100,000,000 shares of common stock authorized. 5,000,000 shares of blank check preferred stock authorized – none issued.

There is no trading market for our shares. We have contacted a broker-dealer, to sponsor us for inclusion on the OTCBB and thereafter we hope that a trading market will develop. Selling stockholders will sell at a fixed price of $0.11 per share until our common shares are quoted on the OTCBB and thereafter at prevailing market prices, or privately negotiated prices, with the exception of our sole officer and a promoter, who are deemed to be underwriters and must offer their shares at a fixed price of $.10 per share even if our shares are quoted on the OTCBB.

Selected Financial Information

	For the Fiscal Year ended March 31, 2012	For the Fiscal Year ended March 31, 2011	For the Three Months Ended June 30,12 (Unaudited)
BALANCE SHEET DATA:
Current Assets:	$ 27,417	$ 14,596	$ 25,499
Total Assets:	$ 59,123	$ 46,302	$ 57,205
Total Liabilities:	$ 2,866	$ 11,722	$ 2,768
Stockholders’ Equity:	$ 56,257	$ 34,580	$ 54,437

STATEMENTS OF OPERATIONS DATA:	For the Fiscal Year ended March 31, 2012	For the Fiscal Year ended March 31, 2011	For the Three Months Ended June 30, 2012 (Unaudited)	For the Three Months Ended June 30, 2011 (Unaudited)
Net Revenue:	$ 72,692	$ 82,715	$ 16,917	$ 18,653
Cost of Sales:	$ 61,763	$ 70,927	$ 13,786	$ 15,630
Gross Profit:	$ 10,929	$ 11,788	$ 3,131	$ 3,023
Operating Expenses:	$ 20,664	$ 10,011	$ 4,951	$ 1,751
Net Income (Loss):	$ (9,735)	$ 1,777	$ (1,820)	$ 1,272
Net Income (Loss) Per Common Share -Basic and Diluted:	(0.00)	0.00	(0.00)	0.00

The foregoing summary information is qualified by and should be read in conjunction with our financial statements and accompanying footnotes, appearing elsewhere in this Registration Statement.

Our independent auditor’s report expresses substantial doubt about our ability to continue as a going concern. Please see note number 3 of our financial statements.

RISK FACTORS

You should carefully consider the following factors in evaluating our business, operations and financial condition. While additional risks and uncertainties not presently known to us or that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, such as competitive conditions, may also impair our business operations, we believe that the foregoing is a comprehensive statements of known material risks that could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

We may not be able to continue as a going concern and if we do not our stock may become worthless.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, the Company had a deficit accumulated at March 31, 2012, a net loss and net cash used in operating activities for the Fiscal Year March 31, 2012.

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a private or public offering.  Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

If we do not receive additional funding to expand operations the value of our stock could be adversely affected.

As of June 30, 2012, we had cash of approximately $24,894. We estimate that such cash reserves are not sufficient to fund our daily operations for more than one year. To fund our daily operations we must raise additional capital.  No assurance can be given that we will receive additional funds required to fund our daily operations.  In addition, in the absence of the receipt of additional funding we may be required to scale back current operations by reducing hours of operation or employees at our current location.

We intend to become a public company subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that will require us to incur audit fees and legal fees in connection with the preparation of such reports.  These additional costs could reduce or eliminate our ability to earn a profit.

Following the effective date of our  registration  statement  of which  this prospectus is a part,  we will be required to file  periodic  reports with the Securities and Exchange  Commission  pursuant to the Securities  Exchange Act of 1934 and the  rules and  regulations  promulgated thereunder.  In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis.  Moreover, our legal counsel will have to review and assist in the preparation of such reports.  The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys.  However, our incurring these costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended by SEC Release 33-8934 on June 26, 2008 we will be required, beginning with our fiscal year ending March 31, 2014, to include in our Annual Report our assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year ending March 31, 2014. Furthermore, in the following year, our independent registered public accounting firm will be required to report separately on whether it believes that we have maintained, in all material respects, effective internal control over financial reporting. We have not yet completed any assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.  Management believes that the recently enacted JOBS Act may eliminate the requirement of the independent auditor review until such time as we have experienced substantial growth.

Our officer has no experience in managing a public company.

Our sole officer has no previous experience in managing a public company and may make errors or omissions that a more seasoned CEO would not make to the detriment of the Company and its shareholders.

We do not presently have a separate Chief Financial Officer.

Our CEO does not have any experience as a chief financial officer (“CFO”), but serves us as CEO and CFO.  While we are seeking to hire an additional officer as CFO, we may not be successful in these efforts.  In the absence of a separate experienced CFO we will be unable to fully implement internal controls and procedures required of a public corporation.  As a result we may become subject to regulatory inquiries and reviews which may hamper our ability to move forward with our business plan and operations.

We do not have any independent directors.

Our sole officer, Ms. D’Silva, is our sole director and there is no director who is independent of management.  We are continuing our efforts to attract independent directors, but until we do so conflicts between the interests of Ms. D’Silva and our other shareholders will be resolved solely by Ms. D’Silva and this may prove detrimental to the interests of our other shareholders.

Our officer does not have an employment agreement with us and could cease working for us at any time causing us to cease our operations.

Our sole officer does not have an employment agreement with us.  In the absence of an employment agreement with a restrictive covenant on the part of the employee, our officer could leave us at any time or commence working for a competitive company.  Furthermore, even if she had an employment agreement in the future, as our sole director, she would be in a position to approve the termination of the same. Accordingly, the continued services of our sole officer cannot be assured. If Ms. D’Silva were to cease working for us, we would have to cease operations.

We are heavily dependent on one supplier.

During fiscal years ended March 31, 2012 and March 31, 2011, 83.4% and 82.8% of our supplies in all categories were purchased from a single supplier, SYSCO.  While we believe our relations with SYSCO to be good, if SYSCO were either to stop supplying certain products we require or refuse to do business with us, we could suffer a disruption in our operations before we could establish an alternative source of supply.  Any disruption in supply could adversely affect our operating results and be detrimental to our shareholders

Our financial condition and results of operations will be sensitive to, and may be adversely affected by, a number of factors, many of which are largely outside our control.

Our operating results have been in the past and will continue to be subject to a number of factors, many of which are largely outside our control. Any one or more of the factors set forth below could adversely impact our business, financial condition and/or results of operations:

• lower customer traffic or average value per transaction, which negatively impacts sales, net revenues, operating income, operating margins and earnings per share, due to:

• the impact of initiatives by competitors and increased competition generally;

• customers trading down to lower priced products offered by us, and/or shifting to competitors with lower priced products;

• lack of customer acceptance of new products or price increases necessary to cover costs of new products and/or higher input costs;

• unfavorable general economic conditions in the market in which we operate that adversely affect consumer spending;

• declines in general consumer demand for specialty coffee products; or

• adverse impacts resulting from negative publicity regarding the Company’s business practices or the health effects of consuming its products;

• cost increases that are either wholly or partially beyond our control, such as:

• commodity costs for commodities that can only be partially hedged, such as fluid milk, and to a lesser extent, coffee beans;

• labor costs such as increased health care costs, general market wage levels and workers’ compensation insurance costs;

 construction costs associated with new store openings; or

• information technology costs and other logistical resources necessary to maintain and support the growth of the Company’s business;

• delays in store openings for reasons beyond our control, or a lack of desirable real estate locations available for lease at reasonable rates, either of which could keep our from meeting annual store opening targets and, in turn, negatively impact net revenues, operating income and earnings per share; and

• any material interruption in our supply chain beyond its control, such as material interruption of roasted coffee supply due to the casualty loss of any of the roasting plants or the failures of third-party suppliers, or interruptions in service by common carriers that ship goods within our distribution channels, or trade restrictions, such as increased tariffs or quotas, embargoes or customs restrictions.

Our results are influenced by the occupancy rate in the office building where we are located.

Our present location is on the 2nd floor mezzanine level of a high rise building in Houston, Texas.  While pedestrians on the street can reach our location by escalator without passing through building security, management estimates that roughly 90% of our business is from customers who work in the building where we are located.  Accordingly, our revenues are likely to decline if the vacancy rate in our building increases.

We may not be successful in implementing important strategic initiatives, which may have a material adverse impact on our business and financial results.

There is no assurance that we will be able to implement important strategic initiatives in accordance with management’s expectations such as opening additional locations.

We face intense competition in the specialty coffee market, which could lead to reduced profitability.

A description of the general competitive conditions in which we operate appears under “Business-Competition”.  As a single location coffee and beverage store we compete with national  coffee chains, such as Starbucks, and, to a lesser extent, with national chains such as Dunkin’ Donuts and McDonald’s, which have begun to put a greater emphasis on  specialty coffee.  We also compete with every other location in our area that offers coffee.

Adverse public or medical opinions about the health effects of consuming our products, as well as reports of incidents involving food-borne illnesses or food tampering, whether or not accurate, could harm our business.

Some of our products contain caffeine, dairy products, sugar and other active compounds, the health effects of which are the subject of increasing public scrutiny, including the suggestion that excessive consumption of caffeine, dairy products, sugar and other active compounds can lead to a variety of adverse health effects. There has also been greater public awareness that sedentary lifestyles, combined with excessive consumption of high-calorie foods, have led to a rapidly rising rate of obesity. Management believes that there is increasing consumer awareness of health risks, including obesity, due in part to increasing publicity and attention from health organizations, as well as increased consumer litigation based on alleged adverse health impacts of consumption of various food products. While we have a variety of healthier choice beverage and food items, including items that are low in caffeine and calories, an unfavorable report on the health effects of caffeine or other compounds present in our products, or negative publicity or litigation arising from other health risks such as obesity, could significantly reduce the demand for our beverages and food products.

Our business is subject to general economic and business factors that are largely out of our control, any of which could have a material adverse effect on our operating results.

We are also affected by recessionary economic cycles as customers are less likely to purchase higher priced coffee beverages during economically stressed periods.

Our success depends to a large extent upon the continued services of our key managerial employee and our ability to attract and retain qualified personnel.

Specifically, we are highly dependent on the ability and experience of our key employee, Nanzeen D’Silva. The loss of Ms. D’Silva, the principal owner of the Company, would present a significant setback for us and could impede the implementation of our business plan. Our success depends upon the continued contributions of our key staff and skilled employees, many of whom would be extremely difficult to replace. Competition for skilled employees in the industry is intense. If we are unable to retain our existing key staff or skilled employees, or hire and integrate new key staff or skilled employees, our operating results would likely be harmed. There is no assurance that we will be successful in acquiring and retaining qualified personnel to execute our current plan of operations.

The ability of our president to control our business will limit minority shareholders' ability to influence corporate affairs.

Our president, Nanzeen D’Silva, owns 10,000,000 or 95% of our 10,530,000 issued and outstanding shares. Even if she were to sell all of her shares that are covered by this prospectus, she would still own 9,150,000 shares or 87% of our issued and outstanding shares. Because of her stock ownership, our president will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of our president may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding decisions made by our president. This level of control may also have an adverse impact on the market value of our shares because she may institute or undertake transactions, policies or programs that result in losses may not take any steps to increase our visibility in the financial community and/ or may sell sufficient numbers of shares to significantly decrease our price per share if a market every develops.

As a result of becoming a public company, we will be obligated to develop and maintain a system of effective internal controls over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on effectiveness of our internal controls. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions available to us through the JOBS Act.

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to remediate future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

We are an “emerging growth company”as defined in the JOBS Act  and we cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

Management intends to take full advantage of the regulatory relief afforded by the JOBS Act.  We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual non-binding advisory vote on executive compensation and nonbinding stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may become more volatile.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

If we experience material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock.

As a public company, we are required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning with the filing of our Annual Report on Form 10-K for fiscal year 2013. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual and interim financial statements will not be prevented or detected on a timely basis. We will be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted Jumpstart Our Business Startups Act of 2012, or the JOBS Act.  We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any September 30 (such being the last day of our second fiscal quarter) in any year before that time, we would cease to be an “emerging growth company” at the end of that fiscal year.

Risks Related to Our Common Stock

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. We have requested that a broker-dealer,  file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTC Bulletin Board ("OTCBB") maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance as to whether such market maker will actually file the application or if that application will be accepted by FINRA. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.  Because of the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in these securities. See "Plan of Distribution" subsection entitled "Selling Shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions."

Our Board of Directors is authorized to issue shares of preferred stock, which may have rights and preferences detrimental to the rights of the holders of our common shares.

We are authorized to issue up to 5,000,000 shares of preferred stock, $0.0001 par value. As of the date of this prospectus, we have not issued any shares of preferred stock. Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as the Board of Directors may fix and determine from time to time. Any such preferences may operate to the detriment of the rights of the holders of the common stock being offered hereby.

Our Articles of Incorporation provide for indemnification of officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup. In addition, limitations on indemnification which we are allowed to offer may discourage qualified persons from serving as our officers or directors.

We anticipate our stock being quoted on the OTCBB which may result in limited liquidity and the inability of our stockholders to maintain accurate price quotations of their stock.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will create a lack of liquidity and make trading difficult or impossible.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person's account for transactions in penny stocks and the broker-dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker-dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker-dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker-dealer made the suitability determination, and
•	that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

We do not intend to pay dividends on our common stock.

We have not paid any dividends on our common stock to date and there are no plans for paying dividends on the common stock in the foreseeable future.

We intend to retain earnings, if any, to provide funds for the implementation of our business plan. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which the Board of Directors determines can be allocated to dividends.

If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

All of the outstanding shares of our common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock, presently 105,300 shares could be sold by each of Ms. D’Silva and Mr. Hariton. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of one year. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

Any trading market that may develop may be restricted by virtue of state securities "Blue Sky" laws which prohibit trading absent compliance with individual state laws.

These restrictions may make it difficult or impossible to sell shares in those states. There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend and may not be able to qualify securities for resale in approximately 17 states which do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one.

Dilution

We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders who may offer their shares at a fixed price of $0.11 per share until our common shares are quoted on the Over-The-Counter Bulletin Board or another quotation medium and thereafter at prevailing market prices, or privately negotiated prices, with the exception of our sole officer and a promoter, who are deemed to be underwriters and must offer their shares at a fixed price of $.10 per share even if our shares are quoted on the OTCBB.  Accordingly, we have not included information on dilution in this Prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering 1,380,000 of our 10,530,000 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

From January through February 2012, 10,530,000 shares of common stock were issued to 35 individuals:

On January 30, 2012, 10,000,000 shares were issued to our president and CEO, Nanzeen D’Silva, in exchange for all of her ownership interests in Koffee Korner, Inc., a Texas corporation which became our wholly owned subsidiary.

On January 30, 2012, we issued 200,000 shares to our counsel Frank J. Hariton as a founder and promoter.

During February 2012 an additional 330,000 shares were issued to 33 additional shareholders for $33,000 in cash or $0.10 per share. These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he/she was acquiring the shares for his/her own account and for investment. A copy of such subscription agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

All shares offered under this prospectus are being offered by selling shareholders and may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of the date of this prospectus and as adjusted to give effect to the sale of the shares offered hereunder.

SELLING SECURITYHOLDER	SHARES OWNED			SHARES OWNED
AND RELATIONSHIP TO	(NUMBER AND			(NUMBER AND
THE COMPANY OR ITS	PERCENTAGE)		SHARES	PERCENTAGE)
AFFILIATES, IF ANY	BEFORE OFFERING		OFFERED	AFTER OFFERING
Nanzeen D’Silva President CEO and Sole Director	10,000,000	95%	850,000	9,150,000	87%
Frank J. Hariton Promoter	200,000	2%	200,000	0	0%
Nerissa D'Silva	10,000	*	10,000	0	0%

Gloria D'Silva	10,000	*	10,000	0	0%
Neville D'Silva(1)	10,000	*	10,000	0	0%
Mary D'Silva	10,000	*	10,000	0	0%
Noorbibi Gheewalla	10,000	*	10,000	0	0%
Irfan Gheewalla	10,000	*	10,000	0	0%
Hajibibi Gheewalla(2)	10,000	*	10,000	0	0%
Kamrudin Gheewalla(3)	10,000	*	10,000	0	0%
Shazim Gheewalla	10,000	*	10,000	0	0%
Nooralla Gheewalla(4)	10,000	*	10,000	0	0%
Noorjehan Gheewalla(5)	10,000	*	10,000	0	0%
Salim Gheewalla(6)	10,000	*	10,000	0	0%
Naureen Gheewalla	10,000	*	10,000	0	0%
Salima Gheewalla(7)	10,000	*	10,000	0	0%
Amin Gheewalla(8)	10,000	*	10,000	0	0%
Neelam Damani(9)	10,000	*	10,000	0	0%
Nilesh Patel	10,000	*	10,000	0	0%
Bhavesh Dayalji(10)	10,000	*	10,000	0	0%
Nisha Dayalji(11)	10,000	*	10,000	0	0%
Edward Von Adelung	10,000	*	10,000	0	0%
Kelly Bolona	10,000	*	10,000	0	0%
Mike Darnell	10,000	*	10,000	0	0%
Allison Navarro	10,000	*	10,000	0	0%
Christa Lynch	10,000	*	10,000	0	0%
Marvin Eric Morado	10,000	*	10,000	0	0%
Tracy Kenton	10,000	*	10,000	0	0%
Sean Inniss	10,000	*	10,000	0	0%
Cara Dimolfetto	10,000	*	10,000	0	0%
Andrea Lalicker	10,000	*	10,000	0	0%
Khalid Dawson	10,000	*	10,000	0	0%
Bernard Hopalian	10,000	*	10,000	0	0%
Dustin Mihalek	10,000	*	10,000	0	0%
Jim Trunzo	10,000	*	10,000	0	0%
Total	10,530,000	100%	1,380,000	9,150,000	87%

*Percentage is only indicated if greater than 1%

(1) Mr. Neville D’Silva may be deemed to beneficially own 10,000 shares of common stock that are currently held in the name of his daughter, Nerissa D’Silva.

(2) Mrs. Hajibibi Gheewalla may be deemed to beneficially own 20,000 shares of common stock that are currently held in the name of her Husband, Kamrudin Gheewalla and her son Irfan Gheewalla.

(3) Mr. Kamrudin Gheewalla may be deemed to beneficially own 20,000 shares of common stock that are currently held in the name of his wife, Hajibibi Gheewalla and his son Irfan Gheewalla.

(4) Mr. Nooralla Gheewalla may be deemed to beneficially own 20,000 shares of common stock that are currently held in the name of his wife, Noorjehan Gheewalla and his daughter Naureen Gheewalla.

(5) Mrs. Noorjehan Gheewalla may be deemed to beneficially own 20,000 shares of common stock that are currently held in the name of her husband, Nooralla Gheewalla and her daughter Naureen Gheewalla.

(6) Mr. Salim Gheewalla may be deemed to beneficially own 10,000 shares of common stock that are currently held in the name of his wife, Salima Gheewalla.

(7) Mrs. Salima Gheewalla may be deemed to beneficially own 10,000 shares of common stock that are currently held in the name of her husband, Salim Gheewalla.

(8) Mr. Amin Gheewalla may be deemed to beneficially own 10,000 shares of common stock that are currently held in the name of his wife, Neelam Damani.

(9) Mrs. Neelam Damani may be deemed to beneficially own 10,000 shares of common stock that are currently held in the name of her husband, Amin Gheewalla.

(10) Mr. Bhavesh Dayalji may be deemed to beneficially own 10,000 shares of common stock that are currently held in the name of his wife, Nisha Dayalji.

(11) Mrs. Nisha Dayalji may be deemed to beneficially own 10,000 shares of common stock that are currently held in the name of her husband, Bhavesh Dayalji.

Mr. Frank J. Hariton is the corporate counsel to our company and a promoter, he is deemed an affiliate.

Mr. Neville D’Silva is the husband of the President and CEO, Nazneen D’Silva

Ms. Nerissa D’Silva is the daughter of the President and CEO, Nazneen D’Silva

Mr. Kamrudin Gheewalla is the brother of the President and CEO, Nazneen D’Silva

Mr. Nooralla Gheewalla is the brother of the President and CEO, Nazneen D’Silva

Ms. Noorbibi Gheewalla is the sister of the President and CEO, Nazneen D’Silva

None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

Nanzeen D’Silva our sole officer and director, and Mr. Frank J. Hariton, our corporate counsel and a promoter, are Selling Stockholders and are statutory underwriters for purposes of this offering and the other selling shareholders may be deemed underwriters.  Ms. D’Silva is nevertheless offering 8.5% of her shareholder interest, (850,000 shares out of her total holdings of 10,000,000 shares) in this offering, and Mr. Hariton is offering 100% of his shareholder interest (200,000 shares out of his holdings of 200,000 shares).  In aggregate, 9.99% of all outstanding common shares are being offered by affiliates, since otherwise sales by Ms D’Silva and Mr. Hariton would each be restricted to 1% (or approximately 105,300 shares) of all outstanding shares every three months in accordance with Rule 144. As officers, control persons, or affiliates of Koffee Korner Inc. Ms. D’Silva and Mr. Hariton may not avail themselves of the provisions of Rule 144 which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the one-year holding period requirement is met.

Selling Stockholders will sell at a fixed price of $0.11 per share until our common shares are quoted on the Over-The-Counter Bulletin Board or another quotation medium and thereafter at prevailing market prices, or privately negotiated prices, with the exception of our sole officer and a promoter, who are deemed to be underwriters and must offer their shares at a fixed price of $.10 per share even if our shares are quoted on the OTCBB.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. Our outstanding shares were most recently issued at $0.10 per share in February 2012. Accordingly, in determining the offering price, we selected $0.11 per share, which was the highest and most recent price at which we have issued our shares before registration under the Securities Act of 1933, as amended, plus an allowance for the value of the shares being included in a prospectus.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our Board of Directors, in its discretion, may consider relevant.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

•	on any market that might develop;
•	in transactions other than market transactions;
•	by pledge to secure debts or other obligations;
•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or
•	in a combination of any of the above.

Selling stockholders will sell at a fixed price of $0.11 per share until our common shares are quoted on the Over- the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices, with the exception of our sole officer and a promoter, who are deemed to be underwriters and must offer their shares at a fixed price of $.10 per share even if our shares are quoted on the OTCBB. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers-dealers.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker-dealers. No broker–dealer participating in the distribution of the shares covered by this prospectus may charge commissions in excess of 8% on any sales made hereunder.

Our affiliates and/or promoters who are offering their shares for resale and any broker-dealers who act in connection with the sale of the shares hereunder will be deemed to be "underwriters" of this offering within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents.

This offering will terminate on the earlier of the:

a) date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act, or

b) date on which all shares offered by this prospectus have been sold by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of our registration statement to sell all or a portion of their shares in the Company to a broker-dealer as principal and the broker-dealer is acting as underwriter, we will file a post-effective amendment to its registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in its registration statement as required and filing the agreement as an exhibit to its registration statement.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets, which are commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9 (as most recently amended and effective September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediate foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person's account for transactions in penny stocks and the broker-dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker-dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker-dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker-dealer made the suitability determination, and that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

STATE SECURITIES – BLUE SKY LAWS

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

Selling Security holders may contact us directly to ascertain procedures necessary for compliance with Blue Sky Laws in the applicable states relating to Sellers and/or Purchasers of our shares of common stock.

We intend to apply for listing in a nationally recognized securities manual which, once published, will provide us with "manual" exemptions in 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled "Standard Manuals Exemptions."

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a Standard and Poor's Corporate Manual or another acceptable manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

LIMITATIONS IMPOSED BY REGULATION M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to deliver copies of this prospectus or any related prospectus supplement.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and, to the best of our knowledge, none is threatened or anticipated.

DIRECTORS, EXECUTIVE OFFICERS PROMOTERS AND CONTROL PERSONS

Our directors, officers and significant employees are as follows:

Name	Age	Position
Nanzeen D’Silva	52	Chairman, President and CEO

Business Experience

Chairman, President and CEO

Nanzeen D’Silva has been our CEO and president since our formation.  She has operated Koffee Korner as an independent coffee shop since its founding in 2003.She has been a restaurant manager since 1998 and holds a BA from Bombay University in accounting and marketing.

Due to her share ownership and positions as our sole officer and director, Nanzeen D’Silva cannot be considered an independent director.

During the past ten years, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company, including any allegations (not subsequently reversed, suspended or vacated), permanent or temporary injunction, or any other order of any federal or state authority or self-regulatory organization, relating to activities in any phase of the securities, commodities, banking, savings and loan, or insurance businesses in connection with the purchase or sale of any security or commodity, or involving mail or wire fraud in any business.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash annual remuneration of the highest paid person who is officers and directors as a group during our last fiscal year:

Name of individual or identity of group	Capacities in which remuneration was received	Year	Salary	Bonus	Stock Awards	All Other Compensation	Aggregate remuneration
Nanzeen D’Silva	Chairman, President and CEO	2011	$6,657	$0	$0	$0	$0
		2010	$7,678	$0	$0	$0	$0

No compensation to Directors.

No director has received any cash or other compensation for serving as a director and we do not plan to pay any cash or other compensation to any person for serving as a director.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The information in the following table sets forth the beneficial ownership of our shares of common stock as of the date of this prospectus, by: (i) the highest paid person who is our officers and directors (or in the alternative, each officer and director); (ii) all officers and directors as a group; (iii) each shareholder who beneficially owns more than 5% of any class of our securities, including those shares subject to outstanding options. A person deemed to be a beneficial owner of any securities that such a person has a right to acquire within 60 days.

Name and address of owner	Amount owned before the offering	Amount owned after the offering	Percent of Class After Offering
Nanzeen D’Silva 6560 Fannin Street – Suite 245 Houston, Texas 77030	10,000,000 shares	9,150,000 shares	87%
All officers and directors as a group (one (1) person)	10,000,000 shares	9,150,000 shares	87%

CERTAIN TRANSACTIONS

Upon our formation, Nanzeen D’Silva acquired 10,000,000 shares of our common stock in exchange for all of the shares of Koffee Korners, Inc., a Texas corporation organized in 2003.

DESCRIPTION OF CAPITAL STOCK

Introduction

We were incorporated in Delaware on January 30, 2012 and are authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. No shares of preferred stock have been designated, issued or outstanding. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue up to 5,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our Board of Directors may determine, without further vote or action by our stockholders:

•	the number of shares and the designation of the series;
•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;
•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;
•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our Company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

We are authorized to issue 100,000,000 shares of common stock. There are 10,530,000 shares of our common stock issued and outstanding as of the date of this prospectus which shares are held by 35 shareholders. The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the Board of Directors;
•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
•	do not have preemptive, subscription or conversion rights, or redemption; and
•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

See also “Plan of Distribution” subsection entitled "Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible" regarding negative implications of being classified as a "Penny Stock."

Authorized but Un-issued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of the Company, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly-traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if: the transaction is approved by the Board of Directors before the time the interested stockholder attained that status; upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights

Among the rights granted under Delaware law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("DRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

*	listed on a national securities exchange,
*	included in the national market system by the National Association of Securities Dealers, or
*	held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation (our certificate of incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights

Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of: the articles of incorporation, and all amendments thereto, bylaws and all amendments thereto; and a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer. Its telephone number is 727-289-0010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in “Factors That May Affect Future Results and Financial Condition.”

OVERVIEW

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2012 AND 2011 AND THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011

The following table sets forth for the periods indicated certain statement of operations data:

	For the Fiscal Year Ended March 31,		For the Three Months Ended June 30,
	2012	2011	2012 (Unaudited)	2011 (Unaudited)
NET REVENUES	$72,692	$82,715	$16,917	$18,653
COST OF SALES	$61,763	$70,927	$13,786	$15,630
GROSS PROFIT	$10,929	$11,788	$3,131	$3,023
OPERATING EXPENSES	$20,664	$10,011	$4,951	$1,751
NET (LOSS)	$(9,735)	$1,777	$(1,820)	$1,272

NET INCOME (LOSS) PER COMMON SHARE -BASIC AND DILUTED:	(0.00)	0.00	(0.00)	0.00

Segment information

We report information about operating segments, as well as disclosures about our services and geographic areas. Operating segments are defined as revenue-producing components of the enterprise, which are generally used internally for evaluating segment performance.

Our revenue base is derived from sales of coffee, other beverages and complementary food at our single retail location. We have concluded that we have only one reportable segment.

OPERATIONS

Net Revenues

A summary of revenue generated for the fiscal years ending March 31, 2012 and 2011 and the three months ended June 30, 2012 and 2011 is as follows:

	Fiscal Year Ended March 31,		Three Months Ended June 30,
	2012	2011	2012 (Unaudited)	2011 (Unaudited)
Net Revenue	$72,692	$82,715	$16,917	$18,653

Total revenue for the fiscal year ended March 31, 2012 was $72,692 compared to $82,715 for the year ended March 31, 2011. This represents a decrease of $10,023 from that of the fiscal year ended March 31, 2012, or 12.1%. This decrease is due to the many consumers that are still facing a challenging economic environment in the United States. Specifically a majority of our customers come from our building’s tenants and the challenging economic environment has lead to more vacancies in the building and less customer traffic.

Total revenue for the three months ended June 30, 2012 was $16,917 compared to $18,653 for the three months ended June 30, 2011. This represents a decrease of $1,736 from that of the three months ended June 30, 2012, or 9.3%. This decrease reflects our decreasing customer base due to our building’s higher vacancy rate and slower foot traffic.

Cost of Sales

	Fiscal Year Ended March 31,		Three Months Ended June 30,
	2012	2011	2012 (Unaudited)	2011 (Unaudited)
Cost of Sales	$61,763	$70,927	$13,786	$15,630
% of Revenue	85.0%	85.8%	81.5%	83.8%

Total cost of sales for fiscal year ended March 31, 2012 was $61,763 compared to $70,927 for the fiscal year ended March 31, 2011. This represents a decrease of $9,164 from that of the fiscal year ended March 31, 2012, or 12.9%. This decrease reflects a decrease in revenue due to our customers facing a challenging economic environment in the United States.

Specifically a majority of our customers come from our building’s tenants and the challenging economic environment has lead to more vacancies in the building and less customer traffic.

Our costs of sales are materials, payroll expenses and rent.

Total cost of sales for the three months ended June 30, 2012 was $13,786 compared to $15,630 for the three months ended June 30, 2011. This represents a decrease of $1,844 from that of the three months ended June 30, 2011, or 11.8%.  This decrease reflects our decreasing customer base due to our building’s higher vacancy rate and slower foot traffic.

Gross Profit

	Fiscal Year Ended March 31,		Three Months Ended June 30,
	2012	2011	2012 (Unaudited)	2011 (Unaudited)
Gross Profit	$10,929	$11,788	$3,131	$3,023
% of Revenue	15.0%	14.3%	18.5%	16.2%

Gross profit decreased by $859 for the fiscal year ended March 31, 2012 compared to the corresponding period in the prior year. The decrease was primarily due to consumers still facing a challenging economic environment in the United States.

Specifically a majority of our customers come from our building’s tenants and the challenging economic environment has lead to more vacancies in the building and less customer traffic.

Gross profit increased by $108 for the three months ended June 30, 2012 compared to the corresponding period in the prior year. This increase reflects our lower cost of goods sold in the three months ended June 30, 2012 compared to the corresponding period in the prior year.

Operating Expenses

	Fiscal Year Ended March 31,		Three Months Ended June 30,
	2012	2011	2012 (Unaudited)	2011 (Unaudited)
Operating Expenses	$20,664	$10,011	$4,951	$1,751
% of Revenue	28.4%	12.1%	29.3%	9.4%

Operating Expenses for the fiscal year ended March 31, 2012 were $20,664 and $10,011 for the fiscal year ended March 31, 2011. This increase was due to increased professional costs such as accounting fees related to the preparation of our private placement documents and Registration Statement on Form S-1, auditing fees, attorney fees related to the preparation of offering documents and the Registration Statement on Form S-1.

Operating Expenses increased from the three months ended June 30, 2011 to the period ended June 30, 2012 due to increased costs related to professional services incurred. Operating expenses increased from $1,751 for the three months ended June 30, 2011 to $4,951 for the three months ended June 30, 2012

Liquidity and Capital Resources

Since our inception, we have financed our operations through equity from our principal and funds generated by our business. As of June 30, 2012, we had approximately $24,894 in cash. We believe that cash on hand may not be adequate to satisfy our ongoing working capital needs for more than one year. During Fiscal Year 2013, our primary objectives in managing liquidity and cash flows will be to ensure financial flexibility to keep the Company operating and support growth.

Net Cash Provided by (Used in) Operating Activities. Net cash used in operating activities amounted to $(15,237) for the fiscal year ended March 31, 2012 compared to net cash used in operating activities of $(3,379) for the fiscal year ended March 31, 2011.  This change is primarily due to a decrease in accounts receivable in the amount of $3,347, a decrease in accounts payable in the amount of $2,316, a decrease of payroll tax liabilities in the amount of $6,478, and an increase in prepayment in the amount of $20 and a decrease of sale tax payable in the amount of $62.

Net cash Provided by Operating Activities amounted to $2,475 for the three months ended June 30, 2012 compared to the net cash provided by operating activities of $1,200 for the three months ended June 30, 2011. This change is primarily due to a decrease in accounts receivable in the amount of $3,809, increase in prepayments and other current assets in the amount of $584, a decrease in payroll liabilities in the amount of $93 and a decrease in sales tax payable in the amount of $5.

Net Cash Used by Investing Activities.  None.

Net Cash Provided by (Used In) Financing Activities. Net cash provided by financing activities was $31,412 for the fiscal year ended March 31, 2012 compared to net cash received in financing activities of $0 for the fiscal year ended March 31, 2011. The increase in financing activities was primarily due to the private placement offering that took place in February 2012. A total of $33,020 was provided by the private placement.

Net Cash Provided by (Used In) Financing activities was $0 for the three months ended June 30, 2012 and $0 for the three months ended June 30, 2011.

Given our recent rate of negative cash flow in our operations, which is approximately $600 per month, as well as the likelihood that our cash burn rate will increase once we become a reporting company due to increased accounting, audit, attorney, and EDGAR professional fees of approximately $5,000 per quarter , we believe that unless gross profits increase we do not have sufficient capital to carry on operations past June of 2013, but we plan to raise additional capital in a Regulation D Rule 505 exemption private placement equity offering six months after the effective date of this prospectus, or if current proposed regulations are adopted, three months from the date of this prospectus, to secure the funds needed to finance our plan of operation for fiscal year 2013 and overcome the uncertainty of our ability to continue as a going concern. This $50,000 raise would allow us to continue for approximately 24 months past June 2013 at the current burn rate.   However, this is a forward-looking statement, and there may be changes that could consume available resources before such time.   Our contingency plan if the funds cannot be raised is to; 1) have the company seek a bank credit line; 2) receive loans from our officers; 3) private equity investments or debt financing from individuals or entities.   Our long term capital requirements and the adequacy of our available funds will depend on many factors, including the eventual reporting company costs and public relations fees, among others.  If we are unable to raise additional capital or generate sufficient revenue we will have to curtail or cease our operations.

Over the next twelve months we believe that our existing capital may not be sufficient to sustain our operations. Management plans to seek additional capital to fund operations, growth and expansion through additional equity, debt financing or credit facilities. We have had early stage discussions with investors about potential investment in our firm at a future date. No assurance can be made that such financing would be available, and if available it may take either the form of debt or equity. In either case, the financing could have a negative impact on our financial condition and our shareholders.

Off Balance Sheet Arrangements

None

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

INFLATION

Inflation can be expected to have an impact on our operating costs. A prolonged period of inflation could cause interest rates, wages and other costs to increase which would adversely affect our results of operations unless event planning rates could be increased correspondingly. However, the effect of inflation has been minimal over the past two years.

FACTORS THAT MAY AFFECT FUTURE RESULTS AND FINANCIAL CONDITION

Our future operating results and financial condition are dependent on our ability to successfully provide beverages that meet the needs of our local market. Inherent in this process are a number of factors that we must successfully manage in order to achieve favorable future operating results and financial condition. Potential risks and uncertainties that could affect future operating results and financial condition include, without limitation, the factors discussed below.

OUR BUSINESS

KOFFEE KORNER INC. (“Koffee Korner”, “we”, “us” or the “Company”) was initially formed as a Texas Corporation in July 2003 and became a Delaware corporation in January 2012.

Koffee Korner is a single location retailer of specialty coffee located on the 2nd floor mezzanine level of a high rise building in Houston, Texas. Koffee Korner purchases its coffee, food and tea from its principle supplier SYSCO and sells rich-brewed coffees, Italian-style espresso beverages, cold blended beverages, and complementary food items which include bakery items, sandwiches, fruit and yogurt, a selection of teas, and beverage-related accessories and equipment, all prepared by our staff and sold  through our retail location. 85% of our sales are coffee sales (which include brewed coffees, Italian-style espresso beverages and cold blended beverages), 10% of our sales are food items (which include bakery items, sandwiches and fruit and yogurt), and 5% are teas and beverage-related accessories and equipment. The majority of our customers come from the tenants in our building. We do get some foot traffic as we are in downtown Houston. We estimate that 90% of our business is generated by the tenants of our building and 10% of our business is generated by foot traffic. We estimate 85% of our customers consume our products via takeaway and 15% of our customers consume our products on our premises.  We had revenues of $72,692 and a loss of $(9,735) during our fiscal year ended March 31, 2012.  We had revenues of $16,917 and a loss of $(1,820) during the quarter ended June 30, 2012.

Given our recent rate of negative cash flow in our operations, which is approximately $600 per month, as well as the likelihood that our cash burn rate will increase once we become a reporting company due to increased accounting, audit, attorney, and EDGAR professional fees of approximately $5,000 per quarter , we believe that unless gross profits increase we do not have sufficient capital to carry on operations past June of 2013, but we plan to raise additional capital in a Regulation D Rule 505 exemption private placement equity offering six months after the effective date of this prospectus, or if current proposed regulations are adopted, three months from the date of this prospectus, to secure the funds needed to finance our plan of operation for fiscal year 2013 and overcome the uncertainty of our ability to continue as a going concern. This $50,000 raise would allow us to continue for approximately 24 months past June 2013 at the current burn rate.   However, this is a forward-looking statement, and there may be changes that could consume available resources before such time.   Our contingency plan if the funds cannot be raised is to; 1) have the company seek a bank credit line; 2) receive loans from our officers; 3) private equity investments or debt financing from individuals or entities.   Our long term capital requirements and the adequacy of our available funds will depend on many factors, including the eventual reporting company costs and public relations fees, among others.  If we are unable to raise additional capital or generate sufficient revenue we will have to curtail or cease our operations

The Company’s objective is to obtain the resources to open an additional three new locations in the Houston, Texas metropolitan area during the next two to three years.  However, there can be no assurance that we will ever open any additional locations. Management estimates that the cost of establishing additional retail locations will be approximately $250,000 per location. Management hopes to be in a position to open additional locations in the next 24 to 36 months. In order to be able to obtain the resources to open additional locations, management will need to raise money, find suitable locations and suitable personnel to run the new locations. We have had early stage discussions with investors about potential investment in our firm at a future date. No assurance can be made that such financing would be available, and if available it may take either the form of debt or equity. In either case, the financing could have a negative impact on our financial condition and our shareholders.  We have no commitments for any financing and cannot assure you that we will realize this goal.

Coffee

Koffee Korner has been in operations since 2003 and has gained access to coffee beans from the growing regions around the world through our principle supplier SYSCO. Coffee is an agricultural crop that undergoes price fluctuation and quality differences depending on weather, economic and political conditions in coffee producing countries. As a result, in addition to the above factors, the price, quality and availability of coffee beans also depend on our principle supplier’s SYSCO relationships with coffee brokers, exporters and growers. We are dependent on our principle supplier SYSCO for all of our coffee. We focus on offering our customers gourmet coffee and espresso-

based beverages, and also offer specialty teas, baked goods, whole bean coffee and related products that come from our principle supplier. Our coffeehouse environment is driven by our location in a high rise building, which provides an inviting and comfortable atmosphere for customers who wish to gather and relax while also providing convenience for take-out customers focused on quick service. Our coffeehouse is a clean, smoke-free environment. Our brewing process ensures that our coffeehouse offers only fresh coffee at its peak flavor to meet our customers' preferences and expectations.

Coffee Beans

Coffee is an agricultural crop that undergoes quality changes depending on weather in coffee-producing countries. In addition, coffee is a trade commodity and, in general, its price can fluctuate depending on: weather patterns in coffee-producing countries; economic and political conditions affecting coffee-producing countries; foreign currency fluctuations; the ability of coffee-producing countries to agree to export quotas; and general economic conditions that make commodities more or less attractive investment options. Our access to coffee beans depends on our supplier’s SYSCO relationships with coffee brokers, exporters and growers, with whom they have built long-term relationships to ensure a steady supply of coffee beans. We are dependent on our principle supplier SYSCO for all of our coffee.

Tea and Food

We offer a line of whole leaf and bagged tea. . We purchase tea directly from our principle supplier SYSCO and store and pack the tea at our Houston location. We offer a limited line of food items, such as bakery items, sandwiches, fruit and yogurt, and other snacks that we purchase from our principle supplier SYSCO.

Competitive Positioning: Business Competition

The specialty coffee category is highly competitive and fragmented among various distribution channels. Starbucks is the largest competitor in the category. The major distribution channels are coffeehouses and grocery stores. According to the Coffee Shop Business Overview & Trends 2012 report from Small Business Development Center Network or SBDCNet (available free of charge on the their website located at http://www.sbdcnet.org/small-business-research-reports/coffee-shop-2012) The specialty coffee category generates most of its sales from coffeehouses that currently number over 20,000 in the United States.  In addition, coffee is sold by coffee roasters like Starbucks and Peet’s to grocery stores, foodservice operators, offices, and direct to consumers through websites and mail order and other places where coffee is consumed or purchased for home consumption.

In the coffeehouse business, chains like Starbucks and Peet’s are our primary competition, but we also compete with small single-unit independently owned coffeehouses and regional or local chains such as Coffee Bean & Tea Leaf and Tully’s.  In addition, consumers may purchase prepared coffee beverages at locations such as convenience stores, bakeries and restaurants.

Over the last several years, the coffee industry has seen two trends that could have a significant impact on the future of the industry and our performance.  The first is the “mainstreaming” of specialty coffee as consumers have been upgrading their coffee purchases to higher quality coffee. We purchase all of our coffee, tea and food items from our principle supplier SYSCO.  Over the last decade, specialty coffee has grown rapidly and has driven most of the growth in the coffee category. The second trend is the emergence of coffee makers intended to brew a single cup at a time.  The single cup coffee market is still in its early stages, but is growing rapidly.  The United States single cup market is currently dominated by GMCR with its cartridge-based Keurig® K-Cup® brewing system. Starbucks and GMCR announced in March 2011 that Starbucks is the “exclusive, licensed coffee brand produced by GMCR for the Keurig Single-Cup brewing system.” There are also several other large, well funded participants with cartridge or pod-based systems competing in this market including Nestle (Nespresso and Dolce Gusto), Kraft (Tassimo), and Mars (Flavia). These trends could impact our future prospects negatively depending on how we are positioned to compete relative to these two trends. We purchase all of our coffee, tea and food items from our principle supplier SYSCO. We currently do not have our own branded coffee or tea therefore we cannot create a single cup cartridge brewing system.  Currently, most, but not all, single cup cartridge- or pod-based brewing systems are proprietary.

We believe that our customers choose among specialty coffee brands based on the total value proposition that includes quality, variety, convenience, personal taste preference, and price.  Our coffee shop is located on the 2nd floor mezzanine level of our building and the majority of our customers come from the tenants in our building. We do get some foot traffic as we are in downtown Houston. We estimate that 90% of our business is generated by the tenants of our building and 10% of our business is generated by foot traffic.

Employees

As of June 30, 2012, we employed 3 part-time people at our retail location.  We consider our relationship with our employees to be good.

Government Regulation

Our coffee shop is subject to various governmental laws, regulations, and licenses relating to customs, health and safety, building and land use, and environmental protection. Our roasting facility is subject to state and local air-quality and emissions regulations. If we encounter difficulties in obtaining any necessary licenses or complying with these laws and regulations, then:

The opening of new retail locations could be delayed;

The operation of existing retail location could be interrupted; or

Our product offerings could be limited.

We believe that we are in compliance in all material respects with all such laws and regulations and that we have obtained all material licenses that are required for the operation of our business. We are not aware of any environmental regulations that have or that we believe will have a material adverse effect on our operations.

Our Retail Location

A coffee house located in the Houston, Texas. Koffee Korner offers  specialty grade and fair trade coffees prepared on location.  Patrons can enjoy variations of coffees in a myriad of preparations along with their pastry of choice. Koffee Korner provides a comfortable lounge area and offers free WiFi to paying customers.

We’re located at…

Koffee Korner Inc.

6560 Fannin St., Suite 245

Houston, TX 77030-2728

(713) 795-0011

Hours:   Monday-Friday: 6:00AM – 5:00PM

Lease

The company leases 638 square feet at a rental of $1,089.92 per month through February 29, 2013. While the premises are adequate for our current needs, we believe we can find additional locations in the general area of our current operations should the need arise.

Possible Future Operations

We are seeking to become a publically traded company because management believes that it will allow us to raise financing to open additional locations in the Houston Metropolitan Area.  We believe the costs of each location inclusive of lease, lease improvements, equipment, inventory and design will be approximately $250,000.  We hope to open three additional locations in the next 24 to 36 months, but we have no commitment for the required financing and cannot assure that it will be achieved or, if achieved, that it will not be on terms that are unfavorable to our present shareholders.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607. Frank J. Hariton, Esq. owns 200,000 shares of our common stock.

EXPERTS

The financial statements of KOFFEE KORNER INC. as of March 31, 2012 and 2011 included in this prospectus have been audited by Li & Company, PC, an independent registered public accounting firm, and have been so included in reliance upon the report of Li & Company, PC, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

As of the date of this prospectus, we became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

KOFFEE KORNER INC.

6560 Fannin Street – Suite 245

Houston, Texas 77030

713-795-0011

www.KoffeeKornerInc.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Koffee Korner Inc.

Houston, Texas

We have audited the accompanying consolidated balance sheets of Koffee Korner Inc. (the “Company”) as of March 31, 2012 and 2011 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2012 and 2011 and the results of its operations and its cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company had an accumulated deficit at March 31, 2012 and had a net loss and net cash used in operating activities for the fiscal year then ended.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC

Li & Company, PC

Skillman, New Jersey

May 25, 2012

Koffee Korner Inc.
Consolidated Balance Sheets

	March 31, 2012	March 31, 2011

ASSETS
CURRENT ASSETS:
Cash	$22,419	$6,244
Accounts receivable	3,809	7,183
Prepayments and other current assets	1,189	1,169

Total Current Assets	27,417	14,596

GOODWILL	30,000	30,000

SECURITY DEPOSITS	1,706	1,706

Total Assets	$59,123	$46,302

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,686	$4,002
Payroll liabilities	677	7,155
Sales tax payable	503	565

Total Current Liabilities	2,866	11,722

STOCKHOLDERS' EQUITY:
S corp. stockholder's capital	-	16,855
Preferred stock at $0.0001 par value: 5,000,000 shares authorized;
none issued or outstanding	-	-
Common stock at $0.0001 par value: 100,000,000 shares authorized,
10,530,000 and 10,000,000 shares issued and outstanding, respectively	1,053	1,000
Additional paid-in capital	68,240	(1,000)
Retained earnings (deficit)	(13,036)	17,725

Total Stockholders' Equity	56,257	34,580

Total Liabilities and Stockholders' Equity	$59,123	$46,302

See accompanying notes to the consolidated financial statements

Koffee Korner Inc.
Consolidated Statements of Operations

	For the Fiscal Year	For the Fiscal Year
	Ended	Ended
	March 31, 2012	March 31, 2011

NET SALES	$72,692	$82,715

COST OF SALES
Materials	26,816	34,639
Payroll expenses	15,731	15,640
Rent	19,216	20,648

Total cost of sales	61,763	70,927

GROSS PROFIT	10,929	11,788

OPERATING EXPENSES:
Professional fees	13,318	825
General and administrative expenses	7,346	9,186

Total operating expenses	20,664	10,011

INCOME (LOSS) BEFORE INCOME TAXES	(9,735)	1,777

INCOME TAXES	-	-

NET INCOME (LOSS)	$(9,735)	$1,777

Pro Forma Financial Information:

Income (Loss) Before Income Taxes	(9,735)	1,777

Pro Forma Income Tax Provision	-	(604)

Pro Forma Net Income (Loss)	$(9,735)	$1,173

NET LOSS PER COMMON SHARE
- BASIC AND DILUTED:	$(0.00)	$0.00

Weighted average common shares outstanding
- basic and diluted	10,065,062	10,000,000

See accompanying notes to the consolidated financial statements

Koffee Korner Inc.
Consolidated Statement of Stockholders' Equity
For the Fiscal Years Ended March 31, 2012 and 2011

		Common Stock, $0.0001 Par Value		Additional	Retained	Total
	S Corp. Stockholder's	Number of		Paid-in	Earnings	Stockholders'
	Contributed Capital	Shares	Amount	Capital	(Deficit)	Equity

Balance, March 31, 2010	$16,855	-	$-	$-	$15,948	$32,803

Common shares issued to the sole stockholder of the
S Corp upon formation of the Company
as if the Company had its capital structure
as of the first date of the first period presented		10,000,000	1,000	(1,000)		-
Net income					1,777	1,777

Balance, March 31, 2011	16,855	10,000,000	1,000	(1,000)	17,725	34,580

Distribution of S corp. stockholder contributed capital	(1,608)					(1,608)
Reclassification of S Corp stockholder's capital
as additional paid-in capital	(15,247)			15,247		-
Net income for the period
from April 1, 2011 through January 30, 2012					3,301	3,301
Reclassification of undistributed earnings and losses
as of January 30, 2012				21,026	(21,026)	-
Issuance of common shares for cash at par		200,000	20			20
Issuance of common shares for cash at $0.10 per share
from February 22, 2012 through February 29, 2012		330,000	33	32,967		33,000
Net loss					(13,036)	(13,036)

Balance, March 31, 2012	$-	10,530,000	$1,053	$68,240	$(13,036)	$56,257

See accompanying notes to the consolidated financial statements

Koffee Korner Inc.
Consolidated Statements of Cash Flows

	For the Fiscal Year	For the Fiscal Year
	Ended	Ended
	March 31, 2012	March 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(9,735)	$1,777
Adjustments to reconcile net income ( loss) to net cash used in operating activities
Changes in operating assets and liabilities:
Accounts receivable	3,374	(5,192)
Prepayments and other current assets	(20)
Accounts payable	(2,316)	-
Payroll liabilities	(6,478)	98
Sales tax payable	(62)	(62)

NET CASH USED IN OPERATING ACTIVITIES	(15,237)	(3,379)

CASH FLOWS FROM FINANCING ACTIVITIES:
S Corp. stockholder's capital distribution	(1,608)	-
Proceeds from sale of common stock	33,020	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	31,412	-

NET CHANGE IN CASH	16,175	(3,379)

Cash at beginning of year	6,244	9,623

Cash at end of year	$22,419	$6,244

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$-	$-

Income tax paid	$-	$-

See accompanying notes to the consolidated financial statements

Koffee Korner Inc.

March 31, 2012 and 2011

Notes to the Consolidated Financial Statements

Note 1 - Organization and Operations

Koffee Korner’s Inc. (Texas)

Koffee Korner’s Inc. (“Koffee Korner’s Texas” or “Predecessor”) was incorporated on July 7, 2003 under the laws of the State of Texas.  Koffee Korner’s Texas purchases and roasts high-quality whole bean coffees that it sells, along with handcrafted coffee and tea beverages and a variety of fresh food items, through its retail store in Houston, Texas.

Koffee Korner Inc. (Delaware)

Koffee Korner Inc. (“Koffee Korner Delaware” or the “Company”) was incorporated on January 30, 2012 under the laws of the State of Delaware for the sole purpose of acquiring all of the issued and outstanding capital of Koffee Korner’s Texas.  Upon formation, the Company issued an aggregate of 10,000,000 shares of the newly formed corporation’s common stock to the sole stockholder of Koffee Korner’s Texas for all of the issued and outstanding capital of Koffee Korner’s Texas.  No value was given to the stock issued by the newly formed corporation.  Therefore, the shares were recorded to reflect the $.0001 par value and paid in capital was recorded as a negative amount of ($1,000).   The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Koffee Korner’s Texas, which are recorded at historical cost.

The Company applied paragraph 505-10-S99-3 of the FASB Accounting Standards Codification (formerly Topic 4B of the Staff Accounting Bulletins (“SAB”)(“SAB Topic 4B”)) issued by the U.S. Securities and Exchange Commission (the “SEC”), by reclassifying the Koffee Korner’s Texas’s capital account of $15,247 and undistributed earnings $21,026 as of January 30, 2012 to additional paid-in capital.

The accompanying consolidated financial statements have been prepared as if the Company had its corporate capital structure as of the first date of the first period presented.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.   These reclassifications had no effect on reported losses.

Principles of Consolidation

The consolidated financial statements include all accounts of the Company as of March 31, 2012 and for the period from January 30, 2012 (inception) through March 31, 2012 and all accounts of Koffee Korner’s Texas as of March 31, 2012 and 2011 and for the fiscal years then ended.

All inter-company balances and transactions have been eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; revenue recognized or recognizable; income tax rate, income tax provision, deferred tax assets and valuation allowance of deferred tax assets; and the assumption that the Company will be a going concern.  Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable,  prepayments and other current assets, accounts payable, payroll liabilities and sales tax payable, approximate their fair values because of the short maturity of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not, however, practical to determine the fair value of advances from stockholder due to their related party nature.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which includes goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes.  The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

The key assumptions used in management’s estimates of projected cash flow deal largely with forecasts of sales levels, gross margins, and operating costs of the manufacturing facilities.  These forecasts are typically based on historical trends and take into account recent developments as well as management’s plans and intentions.  Any difficulty in manufacturing or sourcing raw materials on a cost effective basis would significantly impact the projected future cash flows of the Company’s manufacturing facilities and potentially lead to an impairment charge for long-lived assets.  Other factors, such as increased competition or a decrease in the desirability of the Company’s products, could lead to lower projected sales levels, which would adversely impact cash flows.  A significant change in cash flows in the future could result in an impairment of long lived assets.

The impairment charges, if any, is included in operating expenses in the accompanying consolidated statements of operations.

Fiscal Year-End

The Company elected March 31st as its fiscal year-end date.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts.  The Company follows paragraph 310-10-50-9 of the FASB Accounting Standards Codification to estimate the allowance for doubtful accounts.  The Company performs on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and economic conditions.

Outstanding account balances are reviewed individually for collectability.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Bad debt expense is included in general and administrative expenses, if any.  Pursuant to paragraph 310-10-50-2 of the FASB Accounting Standards Codification account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company has adopted paragraph 310-10-50-6 of the FASB Accounting Standards Codification and determine when receivables are past due or delinquent based on how recently payments have been received.

There was no allowance for doubtful accounts at March 31, 2012 or 2011.

The Company does not have any off-balance-sheet credit exposure to its customers.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the fair value of the net assets at the date of acquisition. Under paragraph 350-20-35-1 of the FASB Accounting Standards Codification, goodwill acquired in a business combination with indefinite useful lives are not amortized; rather, goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired.

Leases

Lease agreements are evaluated to determine whether they are capital leases or operating leases in accordance with paragraph 840-10-25-1 of the FASB Accounting Standards Codification (“Paragraph 840-10-25-1”).  When substantially all of the risks and benefits of property ownership have been transferred to the Company, as determined by the test criteria in Paragraph 840-10-25-1, the lease then qualifies as a capital lease.  Capital lease assets are depreciated on a straight line method, over the capital lease assets estimated useful lives consistent with the Company’s normal depreciation policy for tangible fixed assets.  Interest charges are expensed over the period of the lease in relation to the carrying value of the capital lease obligation.

Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of each lease term.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d.principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include:  a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. mounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitment and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Income Tax Provision

The Company was a Subchapter S corporation, until January 30, 2012 during which time the Company was treated as a pass through entity for federal income tax purposes.  Under Subchapter S of the Internal Revenue Code stockholders of an S corporation are taxed separately on their distributive share of the S corporation’s income whether or not that income is actually distribute.

Effective January 30, 2012, the Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to its income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the fiscal year ended March 31, 2012 or 2011.

Pro Forma Income Tax Information (Unaudited)

Prior to January 30, 2012, the date of recapitalization, the Company was a Subchapter S corporation.  The operating results of Koffee Korner’s Texas prior to January 30, 2012 were included in the income tax returns of the sole stockholder of a Subchapter S corporation for income tax purposes.  The unaudited pro forma income tax rate, income tax provision, deferred tax assets, and the valuation allowance of deferred tax assets included in the accompanying consolidated statements of operations and the income tax provision note reflect the provision for income tax which would have been recorded as if Koffee Korner’s Texas had been incorporated as a C Corporation as of the beginning of the first date presented.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants.

There were no potentially dilutive common shares outstanding for the fiscal year ended March 31, 2012 and 2011.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently Issued Accounting Pronouncements

FASB Accounting Standards Update No. 2011-05

In June 2011, the FASB issued the FASB Accounting Standards Update No. 2011-05 “Comprehensive Income” (“ASU 2011-05”), which was the result of a joint project with the IASB and amends the guidance in ASC 220, Comprehensive Income, by eliminating the option to present components of other comprehensive income (OCI) in the statement of stockholders’ equity. Instead, the new guidance now gives entities the option to present all non-owner changes in stockholders’ equity either as a single continuous statement of comprehensive income or as two separate but consecutive statements. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the amendments require entities to present all reclassification adjustments from OCI to net income on the face of the statement of comprehensive income.

The amendments in this Update should be applied retrospectively and are effective for public entity for fiscal years, and interim periods within those years, beginning after December 15, 2011.

FASB Accounting Standards Update No. 2011-08

In September 2011, the FASB issued the FASB Accounting Standards Update No. 2011-08 “Intangibles—Goodwill and Other: Testing Goodwill for Impairment” (“ASU 2011-08”). This Update is to simplify how public and nonpublic entities test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

The guidance is effective for interim and annual periods beginning on or after December 15, 2011. Early adoption is permitted.

FASB Accounting Standards Update No. 2011-10

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-10 “Property, Plant and Equipment: Derecognition of in Substance Real Estate-a Scope Clarification” (“ASU 2011-09”). This Update is to resolve the diversity in practice as to how financial statements have been reflecting circumstances when parent company reporting entities cease to have controlling financial interests in subsidiaries that are in substance real estate, where the situation arises as a result of default on nonrecourse debt of the subsidiaries.

The amended guidance is effective for annual reporting periods ending after June 15, 2012 for public entities. Early adoption is permitted.

FASB Accounting Standards Update No. 2011-11

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS.

The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.

FASB Accounting Standards Update No. 2011-12

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-12 “Comprehensive Income:  Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011-12”). This Update is a deferral of the effective date pertaining to reclassification adjustments out of accumulated other comprehensive income in ASU 2011-05. FASB is to going to reassess the costs and benefits of those provisions in ASU 2011-05 related to reclassifications out of accumulated other comprehensive income. Due to the time required to properly make such a reassessment and to evaluate alternative presentation formats, the FASB decided that it is necessary to reinstate the requirements for the presentation of reclassifications out of accumulated other comprehensive income that were in place before the issuance of Update 2011-05.

All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011.

Other Recently Issued, but Not Yet Effective Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit at March 31, 2012, a net loss and net cash used in operating activities for the fiscal year ended March 31, 2012. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a private or public offering.  Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Goodwill

On June 30, 2003, pursuant to the Asset Purchase and Security Agreement (“Purchase Agreement”), the Company’s sole stockholder purchased all of the furniture, fixture and equipment and the rights, titles and interest in the coffee house business from the then sole owner of the coffee house for total consideration of $70,000.

The acquisition of the coffee house’s assets, including furniture, fixture and equipment, was accounted for using the purchase method of accounting by allocating the purchase price over the assets acquired based on their estimated fair values at the date of acquisition.  The excess of the purchase price over the assets acquired of $30,000 was recorded as goodwill.  The purchase price has been allocated to the assets and liabilities as follows:

	Book Value	Fair Value Adjustment		Fair Market Value

Furniture, fixture and equipment	$40,000	$		$40,000

Goodwill			30,000	30,000

Total	40,000		30,000	70,000

Purchase price	$40,000		$30,000	$70,000

Goodwill, stated at cost, less accumulated impairment, if any, at March 31, 2012 and 2011, consisted of the following:

	March 31, 2012	March 31, 2011

Goodwill	$30,000	$30,000

Accumulated impairment	(-)	(-)

	$30,000	$30,000

Impairment

The management of the Company determined that there was no impairment of goodwill for the year ended March 31, 2012 and 2011.

Note 5 – Commitments and Contingencies

Operating Leases

On September 27, 2007, the Company entered into a five (5) year non-cancelable operating lease for the coffee shop space starting on March 1, 2008 and expiring on February 29, 2013.  Future minimum lease payments required under this non-cancelable operating lease were as follows:

Year ending March 31:

2013	$11,839

$11,839

Note 6 – Stockholders’ Equity

Shares Authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is One Hundred and Five Million (105,000,000) shares of which Five Million (5,000,000) shares shall be Preferred Stock, par value $0.0001 per share, and One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.0001 per share.

Common Stock

On January 30, 2012, upon formation, the Company issued an aggregate of 10,000,000 shares of the newly formed corporation’s common stock to the sole stockholder of Koffee Korner's Texas for all of the issued and outstanding capital of Koffee Korner's Texas.  No value was given to the common shares issued by the newly formed corporation.  Therefore, the shares were recorded to reflect the $0.0001 par value and paid in capital was recorded as amount of negative $1,000.

On January 30, 2012, the Company sold 200,000 shares of common stock at par value $0.0001 per share to an individual for $20.

For the period from February 22, 2012 through February 29, 2012, the Company sold 330,000 shares of common stock at $0.10 per share to thirty three (33) individuals, or $33,000 in aggregate for cash.

Capital Contribution

On January 30, 2012, as part of the recapitalization, the Company applied paragraph 505-10-S99-3 of the FASB Accounting Standards Codification (formerly Topic 4B of the Staff Accounting Bulletins (“SAB”) (“SAB Topic 4B”) issued by the U.S. Securities and Exchange Commission (the “SEC”)), by reclassifying the Koffee Korner's Texas capital account of $15,247 and undistributed earnings of $21,026 as of January 30, 2012 to additional paid-in capital.

Note 7 – Income Tax Provision

Deferred Tax Assets

At March 31, 2012, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $13,036 that may be offset against future taxable income through 2032.  No tax benefit has been recorded with respect to these net operating loss carry-forwards in the accompanying consolidated financial statements as the management of the Company believes that the realization of the Company’s net deferred tax assets of approximately $4,432 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by the full valuation allowance.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realization.  The valuation allowance increased approximately $4,432 for the period from January 30, 2012 (date of recapitalization) through March 31, 2012.

Components of deferred tax assets at March 31, 2012 are as follows:

March 31, 2012
Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$4,432

Less valuation allowance	(4,432)

Deferred tax assets, net of valuation allowance	$-

Income Tax Provision in the Consolidated Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

For the Period from January 30, 2012 (Re-capitalization) through March 31, 2012

Federal statutory income tax rate	34.0%

Change in valuation allowance on net operating loss carry-forwards	(34.0)%

Effective income tax rate	0.0%

Pro Forma Income Tax Information (Unaudited)

The unaudited pro forma income tax amounts, deferred tax assets and income tax rate included in the accompanying consolidated statements of operations and related income tax reflect the provision for income taxes which would have been recorded if the Company had been incorporated as a C Corporation as of the beginning of the first date presented.

Pro Forma Deferred Tax Assets

If the Company had been incorporated as of the beginning of the first date presented at March 31, 2012, the Company’s net operating loss (“NOL”) carry–forwards for Federal income tax purposes would have been $9,735 that may be offset against future taxable income through 2032; and the Company’s net deferred tax assets and valuation allowance would have been $3,310; and its valuation allowance would have increased approximately $3,310 for the fiscal year ended March 31, 2012.

Components of pro forma deferred tax assets as of March 31, 2012 are as follows:

	March 31, 2012	March 31, 2011
Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$3,310	$-

Less valuation allowance	(3,310)	(-)

Deferred tax assets, net of valuation allowance	$-	$-

Pro Forma Income Tax Provision in the Consolidated Statements of Operations

A reconciliation of the pro forma federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Fiscal Year Ended March 31, 2012	For the Fiscal Year Ended March 31, 2011

Federal statutory income tax rate	34.0%	34.0%

Increase (reduction) in income taxes resulting from:

Net operating loss (“NOL”) carry-forwards	(34.0)	(-)

Effective income tax rate	0.0%	34.0%

Note 8 – Subsequent Events

The Company has evaluated all events that occur after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The Management of the Company determined that there were no reportable subsequent events to be disclosed.

Koffee Korner Inc.
Consolidated Balance Sheets

	June 30, 2012	March 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$24,894	$22,419
Accounts receivable	-	3,809
Prepayments and other current assets	605	1,189

Total Current Assets	25,499	27,417

GOODWILL	30,000	30,000

SECURITY DEPOSITS	1,706	1,706

Total Assets	$57,205	$59,123

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,686	$1,686
Payroll liabilities	584	677
Sales tax payable	498	503

Total Current Liabilities	2,768	2,866

STOCKHOLDERS' EQUITY:
Preferred stock at $0.0001 par value: 5,000,000 shares authorized;
none issued or outstanding	-	-
Common stock at $0.0001 par value: 100,000,000 shares authorized,
10,530,000 shares issued and outstanding	1,053	1,053
Additional paid-in capital	68,240	68,240
Accumulated deficit	(14,856)	(13,036)

Total Stockholders' Equity	54,437	56,257

Total Liabilities and Stockholders' Equity	$57,205	$59,123

See accompanying notes to the consolidated financial statements

Koffee Korner Inc.
Consolidated Statements of Operations

	For the Three Months	For the Three Months
	Ended	Ended
	June 30, 2012	June 30, 2011
	(Unaudited)	(Unaudited)

NET SALES	$16,917	$18,653

COST OF SALES
Materials	5,882	6,520
Payroll expenses	4,248	4,006
Rent	3,656	5,104

Total cost of sales	13,786	15,630

GROSS PROFIT	3,131	3,023

OPERATING EXPENSES:
Professional fees	3,270	-
General and administrative expenses	1,681	1,751

Total operating expenses	4,951	1,751

INCOME (LOSS) BEFORE INCOME TAXES	(1,820)	1,272

INCOME TAX PROVISION	-	-

NET INCOME (LOSS)	$(1,820)	$1,272

Pro Forma Financial Information:

Income (Loss) Before Income Taxes	(1,820)	1,272

Pro Forma Income Tax Provision	-	(432)

Pro Forma Net Income (Loss)	$(1,820)	$840

NET INCOME (LOSS) PER COMMON SHARE
- BASIC AND DILUTED:	$(0.00)	$0.00

Weighted average common shares outstanding
- basic and diluted	10,530,000	10,000,000

See accompanying notes to the consolidated financial statements

Koffee Korner Inc.
Consolidated Statement of Stockholders' Equity
For the Interim Period Ended June 30, 2012
(Unaudited)

		Common Stock, $0.0001 Par Value		Additional	Retained	Total
	S Corp. Stockholder's	Number of		Paid-in	Earnings	Stockholders'
	Contributed Capital	Shares	Amount	Capital	(Deficit)	Equity

Balance, March 31, 2010	$16,855	-	$-	$-	$15,948	$32,803

Common shares issued to the sole stockholder of the
S Corp upon formation of the Company
as if the Company had its capital structure
as of the first date of the first period presented		10,000,000	1,000	(1,000)		-
Net income					1,777	1,777

Balance, March 31, 2011	16,855	10,000,000	1,000	(1,000)	17,725	34,580

Distribution of S corp. stockholder contributed capital	(1,608)					(1,608)
Reclassification of S Corp stockholder's capital
as additional paid-in capital	(15,247)			15,247		-
Net income for the period
from April 1, 2011 through January 30, 2012				21,026	(21,026)	-
Reclassification of undistributed earnings and losses
as of January 30, 2012					3,301	3,301
Issuance of common shares for cash at par		200,000	20			20
Issuance of common shares for cash at $0.10 per share
from February 22, 2012 through February 29, 2012		330,000	33	32,967		33,000
Net loss					(13,036)	(13,036)

Balance, March 31, 2012	-	10,530,000	1,053	68,240	(13,036)	56,257

Net loss					(1,820)	(1,820)

Balance, June 30, 2012	$-	10,530,000	$1,053	$68,240	$(14,856)	$54,437

See accompanying notes to the consolidated financial statements

F-26

Koffee Korner Inc.
Consolidated Statements of Cash Flows

	For the Three Months	For the Three Months
	Ended	Ended
	June 30, 2012	June 30, 2011
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,820)	$1,272
Adjustments to reconcile net income ( loss) to net cash provided by operating activities
Changes in operating assets and liabilities:
Accounts receivable	3,809	(1)
Prepayments and other current assets	584	-
Payroll liabilities	(93)	(37)
Sales tax payable	(5)	(34)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,475	1,200

NET CHANGE IN CASH	2,475	1,200

Cash at beginning of period	22,419	6,244

Cash at end of period	$24,894	$7,444

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$-	$-

Income tax paid	$-	$-

See accompanying notes to the consolidated financial statements

Koffee Korner Inc.

June 30, 2012 and 2011

Notes to the Consolidated Financial Statements

(Unaudited)

Note 1 - Organization and Operations

Koffee Korner’s Inc. (Texas)

Koffee Korner’s Inc. (“Koffee Korner’s Texas” or “Predecessor”) was incorporated on July 7, 2003 under the laws of the State of Texas.  Koffee Korner’s Texas purchases and roasts high-quality whole bean coffees that it sells, along with handcrafted coffee and tea beverages and a variety of fresh food items, through its retail store in Houston, Texas.

Koffee Korner Inc. (Delaware)

Koffee Korner Inc. (“Koffee Korner Delaware” or the “Company”) was incorporated on January 30, 2012 under the laws of the State of Delaware for the sole purpose of acquiring all of the issued and outstanding capital of Koffee Korner’s Texas.  Upon formation, the Company issued an aggregate of 10,000,000 shares of the newly formed corporation’s common stock to the sole stockholder of Koffee Korner’s Texas for all of the issued and outstanding capital of Koffee Korner’s Texas.  No value was given to the stock issued by the newly formed corporation.  Therefore, the shares were recorded to reflect the $.0001 par value and paid in capital was recorded as a negative amount of ($1,000).   The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Koffee Korner’s Texas, which are recorded at historical cost.

The Company applied paragraph 505-10-S99-3 of the FASB Accounting Standards Codification (formerly Topic 4B of the Staff Accounting Bulletins (“SAB”)(“SAB Topic 4B”)) issued by the U.S. Securities and Exchange Commission (the “SEC”), by reclassifying the Koffee Korner’s Texas’s capital account of $15,247 and undistributed earnings $21,026 as of January 30, 2012 to additional paid-in capital.

The accompanying consolidated financial statements have been prepared as if the Company had its corporate capital structure as of the first date of the first period presented.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation - Unaudited Interim Consolidated Financial Information

The accompanying unaudited interim consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  The unaudited interim consolidated financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented.  Unaudited interim results are not necessarily indicative of the results for the full fiscal year.  These consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the year ended March 31, 2012 and notes thereto contained in the information filed as part of the Company’s Registration Statement on Form S-1 of which this Prospectus is a part.

Principles of Consolidation

The consolidated financial statements include all accounts of the Company as of June 30, 2012 and for the interim period then ended and all accounts of Koffee Korner’s Texas as of June 30, 2012 and 2011 and for the interim periods then ended.

All inter-company balances and transactions have been eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; revenue recognized or recognizable; income tax rate, income tax provision, deferred tax assets and valuation allowance of deferred tax assets; and the assumption that the Company will be a going concern.  Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepayments and other current assets, accounts payable, payroll liabilities and sales tax payable, approximate their fair values because of the short maturity of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not, however, practical to determine the fair value of advances from stockholder due to their related party nature.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which includes goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes.  The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

The key assumptions used in management’s estimates of projected cash flow deal largely with forecasts of sales levels, gross margins, and operating costs of the manufacturing facilities.  These forecasts are typically based on historical trends and take into account recent developments as well as management’s plans and intentions.  Any difficulty in manufacturing or sourcing raw materials on a cost effective basis would significantly impact the projected future cash flows of the Company’s manufacturing facilities and potentially lead to an impairment charge for long-lived assets.  Other factors, such as increased competition or a decrease in the desirability of the Company’s products, could lead to lower projected sales levels, which would adversely impact cash flows.  A significant change in cash flows in the future could result in an impairment of long lived assets.

The impairment charges, if any, is included in operating expenses in the accompanying consolidated statements of operations.

Fiscal Year-End

The Company elected March 31st as its fiscal year-end date.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the fair value of the net assets at the date of acquisition. Under paragraph 350-20-35-1 of the FASB Accounting Standards Codification, goodwill acquired in a business combination with indefinite useful lives are not amortized; rather, goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired.

Leases

Lease agreements are evaluated to determine whether they are capital leases or operating leases in accordance with paragraph 840-10-25-1 of the FASB Accounting Standards Codification (“Paragraph 840-10-25-1”).  When substantially all of the risks and benefits of property ownership have been transferred to the Company, as determined by the test criteria in Paragraph 840-10-25-1, the lease then qualifies as a capital lease.  Capital lease assets are depreciated on a straight line method, over the capital lease assets estimated useful lives consistent with the Company’s normal depreciation policy for tangible fixed assets.  Interest charges are expensed over the period of the lease in relation to the carrying value of the capital lease obligation.

Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of each lease term.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d.principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitment and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Income Tax Provision

The Company was a Subchapter S corporation, until January 30, 2012 during which time the Company was treated as a pass through entity for federal income tax purposes.  Under Subchapter S of the Internal Revenue Code stockholders of an S corporation are taxed separately on their distributive share of the S corporation’s income whether or not that income is actually distribute.

Effective January 30, 2012, the Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to its income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the interim period ended June 30, 2012 or 2011.

Pro Forma Income Tax Information (Unaudited)

Prior to January 30, 2012, the date of recapitalization, the Company was a Subchapter S corporation.  The operating results of Koffee Korner’s Texas prior to January 30, 2012 were included in the income tax returns of the sole stockholder of a Subchapter S corporation for income tax purposes.  The unaudited pro forma income tax rate, income tax provision, deferred tax assets, and the valuation allowance of deferred tax assets included in the accompanying consolidated statements of operations and the income tax provision note reflect the provision for income tax which would have been recorded as if Koffee Korner’s Texas had been incorporated as a C Corporation as of the beginning of the first date presented.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants.

There were no potentially dilutive common shares outstanding for the interim period ended June 30, 2012 and 2011.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently Issued Accounting Pronouncements

FASB Accounting Standards Update No. 2011-05

In June 2011, the FASB issued the FASB Accounting Standards Update No. 2011-05 “Comprehensive Income” (“ASU 2011-05”), which was the result of a joint project with the IASB and amends the guidance in ASC 220, Comprehensive Income, by eliminating the option to present components of other comprehensive income (OCI) in the statement of stockholders’ equity. Instead, the new guidance now gives entities the option to present all non-owner changes in stockholders’ equity either as a single continuous statement of comprehensive income or as two separate but consecutive statements. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the amendments require entities to present all reclassification adjustments from OCI to net income on the face of the statement of comprehensive income.

The amendments in this Update should be applied retrospectively and are effective for public entity for fiscal years, and interim periods within those years, beginning after December 15, 2011.

FASB Accounting Standards Update No. 2011-08

In September 2011, the FASB issued the FASB Accounting Standards Update No. 2011-08 “Intangibles—Goodwill and Other: Testing Goodwill for Impairment” (“ASU 2011-08”). This Update is to simplify how public and nonpublic entities test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

The guidance is effective for interim and annual periods beginning on or after December 15, 2011. Early adoption is permitted.

FASB Accounting Standards Update No. 2011-10

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-10 “Property, Plant and Equipment: Derecognition of in Substance Real Estate-a Scope Clarification” (“ASU 2011-09”). This Update is to resolve the diversity in practice as to how financial statements have been reflecting circumstances when parent company reporting entities cease to have controlling financial interests in subsidiaries that are in substance real estate, where the situation arises as a result of default on nonrecourse debt of the subsidiaries.

The amended guidance is effective for annual reporting periods ending after June 15, 2012 for public entities. Early adoption is permitted.

FASB Accounting Standards Update No. 2011-11

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS.

The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.

FASB Accounting Standards Update No. 2011-12

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-12 “Comprehensive Income:  Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011-12”). This Update is a deferral of the effective date pertaining to reclassification adjustments out of accumulated other comprehensive income in ASU 2011-05. FASB is to going to reassess the costs and benefits of those provisions in ASU 2011-05 related to reclassifications out of accumulated other comprehensive income. Due to the time required to properly make such a reassessment and to evaluate alternative presentation formats, the FASB decided that it is necessary to reinstate the requirements for the presentation of reclassifications out of accumulated other comprehensive income that were in place before the issuance of Update 2011-05.

All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011.

Other Recently Issued, but Not Yet Effective Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit at June 30, 2012, and a net loss for the interim period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a private or public offering.  Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Goodwill

On June 30, 2003, pursuant to the Asset Purchase and Security Agreement (“Purchase Agreement”), the Company’s sole stockholder purchased all of the furniture, fixture and equipment and the rights, titles and interest in the coffee house business from the then sole owner of the coffee house for total consideration of $70,000.

The acquisition of the coffee house’s assets, including furniture, fixture and equipment, was accounted for using the purchase method of accounting by allocating the purchase price over the assets acquired based on their estimated fair values at the date of acquisition.  The excess of the purchase price over the assets acquired of $30,000 was recorded as goodwill.  The purchase price has been allocated to the assets and liabilities as follows:

	Book Value	Fair Value Adjustment		Fair Market Value

Furniture, fixture and equipment	$40,000	$		$40,000

Goodwill			30,000	30,000

Total	40,000		30,000	70,000

Purchase price	$40,000		$30,000	$70,000

Goodwill, stated at cost, less accumulated impairment, if any, at June 30, 2012 and March 31, 2012, consisted of the following:

	June 30, 2012	March 31, 2012

Goodwill	$30,000	$30,000

Accumulated impairment	(-)	(-)

	$30,000	$30,000

Impairment

The management of the Company determined that there was no impairment of goodwill for the interim period ended June 30, 2012 and 2011.

Note 5 – Commitments and Contingencies

Operating Leases

On September 27, 2007, the Company entered into a five (5) year non-cancelable operating lease for the coffee shop space commencing on March 1, 2008 and expiring on February 29, 2013.  Future minimum lease payments required under this non-cancelable operating lease were as follows:

Year ending March 31:

2013 (remainder of the year)	$8,610

$8,610

Note 6 – Stockholders’ Equity

Shares Authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is One Hundred and Five Million (105,000,000) shares of which Five Million (5,000,000) shares shall be Preferred Stock, par value $0.0001 per share, and One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.0001 per share.

Common Stock

On January 30, 2012, upon formation, the Company issued an aggregate of 10,000,000 shares of the newly formed corporation’s common stock to the sole stockholder of Koffee Korner's Texas for all of the issued and outstanding capital of Koffee Korner's Texas.  No value was given to the common shares issued by the newly formed corporation.  Therefore, the shares were recorded to reflect the $0.0001 par value and paid in capital was recorded as amount of negative $1,000.

On January 30, 2012, the Company sold 200,000 shares of common stock at par value $0.0001 per share to an individual for $20.

For the period from February 22, 2012 through February 29, 2012, the Company sold 330,000 shares of common stock at $0.10 per share to thirty three (33) individuals, or $33,000 in aggregate for cash.

Capital Contribution

On January 30, 2012, as part of the recapitalization, the Company applied paragraph 505-10-S99-3 of the FASB Accounting Standards Codification (formerly Topic 4B of the Staff Accounting Bulletins (“SAB”) (“SAB Topic 4B”) issued by the U.S. Securities and Exchange Commission (the “SEC”)), by reclassifying the Koffee Korner's Texas capital account of $15,247 and undistributed earnings of $21,026 as of January 30, 2012 to additional paid-in capital.

Note 7 – Subsequent Events

The Company has evaluated all events that occur after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The Management of the Company determined that there were no reportable subsequent events to be disclosed.

Dealer Prospectus Delivery Obligation

Until _____________ (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth costs and expenses payable by Koffee Korner Inc. in connection with the sale of common shares being registered. All amounts except the SEC filing fee are estimates.

SEC registration fee	$17.39
Accounting fees and expenses	15,000.00
Legal fees and expenses	10,000.00
Miscellaneous	482.61
Total	$25,500.00

The foregoing are estimates only.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation provides to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our certificate of incorporation is to eliminate the right of us and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

On January 30, 2012, we issued 10,000,000 shares of our common stock to Nanzeen D’Silva in exchange for her ownership interest in Koffee Korner, Inc. a Texas corporation. On January 30, 2012 we issued 200,000 shares of our common stock to Frank J. Hariton, Esq. as a founder for their par value of $0.0001 per share or $20.00. All of such transactions with the Company’s founders were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”) as transactions by an issuer not involving any public offering. All of the shares issued in such transactions bear an appropriate restrictive legend.

During February 2012, 330,000 shares of the Company’s common stock were issued to 33 investors for $33,000 or $0.10 per share. These shares were issued in a private offering pursuant to Regulation D under the Act, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment. A copy of such subscription agreement is filed as Exhibit 4.1 to the registration statement of which this prospectus is a part. No underwriter or placement agent participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records. The offering was, accordingly, exempt by reason of Section 4(6) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are filed with this Registration Statement on Form S-1.

Exhibit No.	Description
3.1	Certificate of Incorporation *
3.2	Bylaws *
4.1	Form of Subscription Agreement *
4.2	Specimen Stock Certificate* *
5.1	Opinion of Frank J Hariton *
10.1	Store Lease *
22	Subsidiary – Koffee Korner, Inc. a wholly owned Texas corporation
23.1	Consent of Li & Company, PC * *
23.2	Consent of Frank J. Hariton – Included in Exhibit 5.1 *
* Previously Filed ** Filed with this amendment .

UNDERTAKINGS

We hereby undertake to:

1.  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.  Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 10, 2012

KOFFEE KORNER INC.,
By: /s/ Nanzeen D’Silva
Name: Nanzeen D’Silva

Title: Chairman, CEO (Principal Executive, Accounting and Financial Officer)

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his place and stead, in any and all capacities, to sign any and all further amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date
Nanzeen D’Silva	/s/ Nanzeen D’Silva Chairman, Chief Executive Officer and a Director (Principal Executive Accounting and Financial Officer)	8/10/2012